Filed Pursuant to Rule 433
Registration No. 333-235546
October 7, 2021

U.S.$1,250,000,000
TransCanada PipeLines Limited

1.000% Senior Notes due 2024

Issuer:	TransCanada PipeLines Limited
Security:	1.000% Senior Notes due 2024
Size:	U.S.$1,250,000,000
Maturity Date:	October 12, 2024
Coupon:	1.000%
Interest Payment Dates:	April 12 and October 12, commencing on April 12, 2022
Price to Public:	99.971%
Benchmark Treasury:	0.375% due September 15, 2024
Benchmark Treasury Price and Yield:	99-14¾/0.560%
Spread to Benchmark Treasury:	45 basis points
Yield:	1.010%
Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 10 basis points
At Par Redemption:	On or after September 12, 2024
Trade Date:	October 7, 2021
Expected Settlement Date:	October 12, 2021 (T+2)
CUSIP:	89352H BB4
ISIN:	US89352HBB42
Joint Bookrunners:	Mizuho Securities USA LLC HSBC Securities (USA) Inc.
Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Barclays Capital Inc.

Credit Suisse Securities (USA) LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC collect at +1 (866) 271-7403 or HSBC Securities (USA) Inc. toll free at +1 (866) 811-8049.

U.S.$1,000,000,000
TransCanada PipeLines Limited

2.500% Senior Notes due 2031

Issuer:	TransCanada PipeLines Limited
Security:	2.500% Senior Notes due 2031
Size:	U.S.$1,000,000,000
Maturity Date:	October 12, 2031
Coupon:	2.500%
Interest Payment Dates:	April 12 and October 12, commencing on April 12, 2022
Price to Public:	99.342%
Benchmark Treasury:	1.250% due August 15, 2031
Benchmark Treasury Price and Yield:	97-01+/1.575%
Spread to Benchmark Treasury:	100 basis points
Yield:	2.575%
Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 15 basis points
At Par Redemption:	On or after July 12, 2031
Trade Date:	October 7, 2021
Expected Settlement Date:	October 12, 2021 (T+2)
CUSIP:	89352H BC2
ISIN:	US89352HBC25
Joint Bookrunners:	Mizuho Securities USA LLC HSBC Securities (USA) Inc.
Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Barclays Capital Inc.

Credit Suisse Securities (USA) LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC collect at +1 (866) 271-7403 or HSBC Securities (USA) Inc. toll free at +1 (866) 811-8049.